Exhibit 10.5

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF REGISTRATION OF THE RESALE THEREOF UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY IN FORM, SCOPE AND SUBSTANCE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

PROMISSORY NOTE

$1,600,000.00	As of September 28, 2026

Futurewave Acquisition Corporation, a Cayman Islands exempted company with limited liability (“Parent”), and Futurewave Capital Solutions Limited (“Sponsor” and, together with Parent, the “Maker”), jointly and severally promise to pay to the order of Olympian Group Inc. or its designated party (“Payee” or the “Company”) the aggregate principal sum of up to One Million Six Hundred Thousand Dollars ($1,600,000.00) in lawful money of the United States of America, on the terms and conditions described below. This Promissory Note (this “Note”) is issued pursuant to Section 8.9 of that certain Agreement and Plan of Merger, dated as of September 28, 2026 (the “Agreement”), by and among the Company, Parent and the other parties named therein.

1. Principal, Drawdowns and Loan Schedule. For purposes of this Note, “LOI” means that certain Letter of Intent, dated as of July 2, 2026, by and between the Company and the Parent, pursuant to which the parties set forth their preliminary agreement regarding the proposed business combination contemplated by the Agreement.

(a) Upon execution of the LOI, the Company agrees to provide the Sponsor with a loan in the principal amount of $300,000 (the “First Sponsor Loan”) pursuant to this Note, and the Parent and the Sponsor hereby irrevocably acknowledge receipt of the First Sponsor Loan as of the date of the LOI.

(b) Upon execution of the Agreement, the Company agrees to provide the Sponsor with an additional loan in the principal amount of $400,000 (the “Second Sponsor Loan”) pursuant to this Note.

(c) Upon the initial confidential submission or filing of the Registration Statement (as defined in Section 9.4(a) of the Agreement) with the SEC, the Company agrees to provide the Sponsor with an additional loan in the principal amount of $300,000 (the “Third Sponsor Loan”) pursuant to this Note.

(d) Upon the public filing of the Registration Statement, the Company agrees to provide the Sponsor with an additional loan in the principal amount of $200,000 (the “Fourth Sponsor Loan”) pursuant to this Note.

(e) Upon the effectiveness of the Registration Statement, the Company agrees to provide the Sponsor with an additional loan in the principal amount of $200,000 (the “Fifth Sponsor Loan”) pursuant to this Note.

(f) Upon obtaining approval of Nasdaq or other national exchange for the listing of the securities to be issued in connection with the Business Combination, the Company agrees to provide the Sponsor with an additional loan in the principal amount of $200,000 (the “Sixth Sponsor Loan”) pursuant to this Note.

(g) Any or all of the foregoing loans may be funded by the Company or any party designated in writing by the Company, at the Company’s sole discretion. Parent and the Sponsor hereby unconditionally and irrevocably acknowledge and agree that all loans evidenced by this Note (collectively, the “Sponsor Loans”) shall constitute joint and several obligations of both Parent and the Sponsor. The Company may pursue recourse against either or both Parent and the Sponsor in its sole discretion for satisfaction of any amount due under the Sponsor Loans without the need to exhaust remedies against any other party.

(h) All Sponsor Loans, together with all accrued and unpaid interest, fees, costs, and expenses (if any), shall be due and payable in full upon the consummation of the Acquisition Merger (as defined in the Agreement) or, if earlier, upon termination of the Agreement or upon any acceleration event as set forth in this Note.

(i) Repayment of the Sponsor Loans shall be in cash unless the Maker, in its sole discretion, elects to satisfy all or any portion of the outstanding Sponsor Loans by causing the Sponsor to transfer to the Company or its designee such number of Parent Ordinary Shares at $10.00 per share (the “Conversion Option”). This Conversion Option may be exercised in whole or in part at any time prior to or upon repayment, and any such transfer shall constitute full satisfaction of the corresponding portion of the Sponsor Loans.

(j) The Company shall have all rights and remedies available at law and in equity to enforce repayment of the Sponsor Loans, including the right to set-off or pursue recourse against any assets of Parent or the Sponsor; provided that in no event shall the Company have any right of set-off or recourse against the Trust Account or any funds held therein.

(k) The obligations of Parent and the Sponsor under this Note shall survive the consummation of the Acquisition (as defined in the Agreement) and any termination of the Agreement until all amounts due under the Sponsor Loans have been indefeasibly paid in full.

(l) Each Sponsor Loan shall be evidenced by this Note. Parent and the Sponsor shall execute and deliver all such further documents and take all such further actions as the Company may reasonably request to evidence and perfect the Company’s rights under this Note.

2. Interest. No interest shall accrue on the unpaid principal balance of this Note.

3. Application of Payments. All payments shall be applied first to payment in full of any costs incurred in the collection of any sum due under this Note, including (without limitation) reasonable attorneys’ fees, and then to the reduction of the unpaid principal balance of this Note.

4. Events of Default. The following shall constitute Events of Default:

(a) Failure to Make Required Payments. Failure by Maker to pay the principal of this Note within five (5) business days following the date when due.

(b) Voluntary Bankruptcy, Etc. The commencement by Maker of a voluntary case under the Federal Bankruptcy Code, as now constituted or hereafter amended, or any other applicable federal or state bankruptcy, insolvency, reorganization, rehabilitation or other similar law, or the consent by it to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of Maker or for any substantial part of its property, or the making by it of any assignment for the benefit of creditors, or the failure of Maker generally to pay its debts as such debts become due, or the taking of corporate action by Maker in furtherance of any of the foregoing.

(c) Involuntary Bankruptcy, Etc. The entry of a decree or order for relief by a court having jurisdiction in the premises in respect of maker in an involuntary case under the Federal Bankruptcy Code, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of Maker or for any substantial part of its property, or ordering the winding-up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days.

5. Remedies.

(a) Upon the occurrence of an Event of Default specified in Section 4(a), Payee may, by written notice to Maker, declare this Note to be due and payable, whereupon the principal amount of this Note, and all other amounts payable thereunder, shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the documents evidencing the same to the contrary notwithstanding.

(b) Upon the occurrence of an Event of Default specified in Sections 4(b) and 4(c), the unpaid principal balance of, and all other sums payable with regard to, this Note shall automatically and immediately become due and payable, in all cases without any action on the part of Payee.

6. Waivers. Maker and all endorsers and guarantors of, and sureties for, this Note waive presentment for payment, demand, notice of dishonor, protest, and notice of protest with regard to the Note, all errors, defects and imperfections in any proceedings instituted by Payee under the terms of this Note, and all benefits that might accrue to Maker by virtue of any present or future laws exempting any property, real or personal, or any part of the proceeds arising from any sale of any such property, from attachment, levy or sale under execution, or providing for any stay of execution, exemption from civil process, or extension of time for payment; and Maker agrees that any real estate that may be levied upon pursuant to a judgment obtained by virtue hereof, on any writ of execution issued hereon, may be sold upon any such writ in whole or in part in any order desired by Payee.

7. Unconditional Liability. Maker hereby waives all notices in connection with the delivery, acceptance, performance, default, or enforcement of the payment of this Note, and agrees that its liability shall be unconditional, without regard to the liability of any other party, and shall not be affected in any manner by any indulgence, extension of time, renewal, waiver or modification granted or consented to by Payee, and consents to any and all extensions of time, renewals, waivers, or modifications that may be granted by Payee with respect to the payment or other provisions of this Note, and agrees that additional makers, endorsers, guarantors, or sureties may become parties hereto without notice to them or affecting their liability hereunder.

8. Notices. Any notice called for hereunder shall be deemed properly given if (i) sent by certified mail, return receipt requested, (ii) personally delivered, (iii) dispatched by any form of private or governmental express mail or delivery service providing receipted delivery, (iv) sent by telefacsimile or (v) sent by e-mail, to the following addresses or to such other address as either party may designate by notice in accordance with this Section:

If to Parent:

Futurewave Acquisition Corporation
1185 Avenue of the Americas, Suite 349
New York, New York 10036

Attn: Daniel M. McCabe, Chief Executive Officer
E-mail: admin@futurewaveacq.com

If to Sponsor:

Futurewave Capital Solutions Limited
1185 Avenue of the Americas, Suite 349
New York, New York 10036
Attn: Robert Labbe, Director
E-mail: rlabbe@labbecompany.com

If to Payee:

Olympian Group Inc.
Workshop 1, 2, 3 on 18/F, Wah Wai Centre
Nos. 38-40 Au Pui Wan Street, Sha Tin
New Territories, Hong Kong
Attn: Hantao Cui
Email: christinacui@mtxpack.com

Notice shall be deemed given on the earlier of (i) actual receipt by the receiving party, (ii) the date shown on a telefacsimile transmission confirmation, (iii) the date on which an e-mail transmission was received by the receiving party’s on-line access provider (iv) the date reflected on a signed delivery receipt, or (v) two (2) Business Days following tender of delivery or dispatch by express mail or delivery service.

9. Construction. This Note shall be construed and enforced in accordance with the domestic, internal law, but not the law of conflict of laws, of the State of New York.

10. Severability. Any provision contained in this Note which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11. Non-Convertible; Non-Recourse. This Note shall not be convertible into any securities of the Maker, and Payee shall have no recourse with respect to the Payee’s ability to convert this Note into any securities of Maker.

12. Joint and Several Liability. Parent and Sponsor are jointly and severally liable for all obligations under this Note. The Company may pursue recourse against either or both Parent and the Sponsor for satisfaction of any amount due hereunder, without the need to exhaust remedies against any other party.

13. Survival. The obligations of Maker under this Note shall survive the consummation of the transactions contemplated by the Agreement and any termination of the Agreement until all amounts due hereunder have been indefeasibly paid in full.

IN WITNESS WHEREOF, Maker, intending to be legally bound hereby, has caused this Note to be duly executed the day and year first above written.

FUTUREWAVE CAPITAL SOLUTIONS LIMITED

By:	/s/ Robert Labbe
	Name:	Robert Labbe
	Title:	Director

FUTUREWAVE ACQUISITION CORPORATION

By:	/s/ Daniel M. McCabe
	Name:	Daniel M. McCabe
	Title:	Chief Executive Officer

Accepted and agreed as of the date first written above.

OLYMPIAN GROUP INC.

By:	/s/ Hantao Cui
	Name:	Hantao Cui
	Title:	Director

5